EXHIBIT 99.1

RECENT DEVELOPMENTS

Subsequent to June 30, 2021, Logan Ridge Finance Corporation (the “Company”) provided six new portfolio companies with $51.9 million of debt investment commitments.

Additionally, subsequent to June 30, 2021, the Company has completed sales of its investments in five portfolio companies (including three equity investments) valued at $58.7 million as of June 30, 2021. Specifically, the Company has successfully sold its investments in Rapid Fire Protection, Inc., 3 Bridge Solutions, LLC, AmeriMark Direct, LLC, Seitel, Inc., and Corporate Visions, Inc., generating proceeds of $59.7 million, of which approximately $11.2 million represented the sales of equity interests. These positions were marked at $58.7 million as of June 30, 2021, and the Company’s equity interests were valued at $10.2 million. Based on the marks as of June 30, 2021, the Company has successfully exited approximately 14% of its equity portfolio.

As of September 30, 2021, the Company had approximately $124.9 million of indebtedness outstanding, none of which was secured indebtedness, and none of which was indebtedness of its subsidiaries.